EXHIBIT 99.1
Barracuda Reports Third Quarter Fiscal 2017 Results

•	Q3 total revenue grew 11% year-over-year to $88.8 million

•	Q3 GAAP earnings per share of $0.03, and non-GAAP earnings per share of $0.22

•	Total active subscribers exceeded 309,000
CAMPBELL, Calif., Jan. 9, 2017 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-enabled security and data protection solutions, today announced results for its third quarter fiscal 2017 that ended Nov. 30, 2016.
"Barracuda delivered a strong third quarter with core product billings outpacing our expectations, driven in part by increasing customer adoption of our cloud-based security and data protection solutions. We continue to execute on our strategy to capitalize on market trends as more customers utilize our solutions as they move applications and workloads to the cloud," said BJ Jenkins, president and CEO. "The threat landscape is complex and constantly evolving. As threats become more sophisticated, security remains a top priority for customers. We continue to drive innovation and deliver easy-to-use products that address our customers’ most pressing security needs across multiple threat vectors, including email, networks, web applications and mobile devices."
Third Quarter Fiscal 2017 Financial Summary

•
Total revenue increased 11% to $88.8 million, compared with $80.1 million in the third quarter of fiscal 2016. Subscription revenue grew to $68.3 million, up 17% from $58.4 million in the third quarter of fiscal 2016, representing 77% of total revenue, and appliance revenue was $20.5 million, compared with $21.7 million in the third quarter of fiscal 2016.

•
Gross billings were $100.4 million, compared with $89.0 million in the third quarter of fiscal 2016. Billings for core products increased 30% to $61.6 million, compared with $47.2 million in the third quarter of fiscal 2016. The number of active subscribers grew approximately 15% to over 309,000 and the dollar-based renewal rate was 90% for the quarter.

•
GAAP net income was $1.8 million, or $0.03 per share, based on a diluted share count of 54.0 million, compared to a GAAP net loss of $1.6 million, or $0.03 per share, in the third quarter of fiscal 2016.

•
Non-GAAP net income was $11.6 million, or $0.22 per share, based on a diluted share count of 54.0 million. Non-GAAP net income excludes $9.2 million in stock-based compensation expense, $2.4 million in other expense, $1.8 million in amortization of intangibles, $0.2 million in acquisition and other charges, partially offset by an income tax effect of $3.7 million.

Recent Company Highlights

•
Continued Public Cloud Momentum: Announced availability of Barracuda NextGen Firewall on Google Cloud Platform, marking the first next-generation firewall available on Google Cloud Platform. Barracuda NextGen Firewall – which is available directly on AWS Marketplace, Microsoft Azure, and now Google Cloud Platform – is designed for the cloud era, with features that enable direct access to cloud applications in dispersed networks where quality of service, network reliability, and secure connectivity are required at every location. Google Cloud Platform customers can purchase Barracuda NextGen Firewall with Bring Your Own License (BYOL) options from Barracuda.

•
Enhanced Web Application Firewall Product Line: Launched a new metered billing option for Barracuda Web Application Firewall on Amazon Web Services (AWS). Barracuda Web Application Firewall is the first third-party web application security solution available on the AWS Marketplace where customer usage is aggregated and charged as part of an existing AWS bill, regardless of the number of the Barracuda Web Application Firewalls deployed. Barracuda also announced an API integration between Barracuda's Web Application Firewall and NextGen Firewall solutions, helping customers simplify the way application security is deployed and managed.

•
Updated Web Security Gateway Product Line: Announced Barracuda Web Security Gateway version 11.0, which offers customers advanced security protection and improved SSL scanning performance, as well as the ability to enforce policy configuration on Chromebooks. Barracuda Web Security Gateway customers now have access to Barracuda Advanced Threat Detection, a cloud-based microservice that protects organizations against ransomware and other targeted attacks. With version 11.0, Barracuda Web Security Gateway combines powerful web security functionality with next-generation firewall capabilities allowing for more robust, complementary security protection managed from a single pane of glass.

•
Recognized Network Security Leadership: Received Approved Business Security Award for network security leadership for Barracuda NextGen Firewall based on a public comparative test report conducted by MRG Effitas and AV-Comparatives. Barracuda was the only vendor tested that received 100% effectiveness scores across the board for both the malware protection tests performed by AV-Comparatives and the exploit tests performed by MRG Effitas.

•
Achieved Industry Recognition: Honored as 2016 ChannelPro SMB All-Star for continued channel leadership and product innovation with Barracuda Essentials for Office 365, Barracuda Backup – MSP Edition, and Barracuda NextGen Firewall – MSP Edition; Awarded Tech & Learning's Awards of Excellence for Barracuda Essentials for Office 365, Barracuda Backup, Barracuda Web Security Gateway, and Barracuda NextGen Firewall; and Named Finalist for CRN products of the Year for Barracuda Backup – MSP Edition and Barracuda Essentials for Office 365, as well as Finalist for multiple 2017 SC Awards including Best Vulnerability Management Solution, Best Web Application Security Solution, and Best Customer Service.

Conference Call Information
Barracuda will host a conference call and corresponding live webcast at 1:30 p.m. PT today. To access the conference call, dial 1-855-560-2573 for the U.S. or 1-412-542-4159 for international callers. The webcast will be available live on the investor relations section of the company's website at investors.barracuda.com, and via replay beginning approximately one hour after the completion of the call for a period of one year. An audio replay of the call will be available to investors beginning at approximately 5:00 p.m. PT today through January 16, 2017 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 for international callers, and entering conference ID 10097957. Additional information can be found in an accompanying supplemental investor slide presentation located at investors.barracuda.com.
Forward-Looking Statements
This announcement contains forward-looking statements related to our strategy and core products, the adoption of our cloud and security and data protection products, potential benefits from newly launched and updated products to customers and partners, and potential results from new initiatives and new channels and go-to-market strategies that involve risks and uncertainties, including statements regarding our expectations regarding financial performance, and the potential impact of our new and updated products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for our products and services; a highly competitive and evolving business environment for network security and storage solutions; the company’s effectiveness in controlling expenses and timing of infrastructure costs; the effects of significant developments in IT infrastructure deployments, particularly cloud computing; the impact of foreign currency fluctuations; the possibility that we might experience delays in the development of new technology and products; risks related to recent or future acquisitions; customer response to our new technology and products; risks related to pending or future litigation and regulatory matters; a dependency on third parties for certain components of our products and the impact of changes in our management team. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management’s Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release and on our conference call with non-GAAP net income, non-GAAP operating income, non-GAAP gross margins, non-GAAP operating expenses, adjusted EBITDA and free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company's operating activities with the company's ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided reconciliations of these non-GAAP measures to their comparable GAAP measures for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company's ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.
Beginning in the third quarter of fiscal 2017, we modified our reporting practices to comply with recent SEC interpretations on the use of non-GAAP measures. As a result, we have modified our historical presentation of adjusted EBITDA and free cash flow. We will no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted

EBITDA, and for free cash flow we will not adjust for the cash payment impact of acquisition and other charges. Prior period information has been recast to conform to the adjusted calculations.
Forward-looking non-GAAP financial measures included in Barracuda’s guidance exclude amortization of intangible assets, stock-based compensation expense, acquisition and other charges, income tax effects related to such exclusions and other expense (income) adjustments. Barracuda does not provide reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures due to the high variability of, and difficulty in making accurate forecasts and projections with respect to, the items excluded from these non-GAAP financial measures. In particular, stock-based compensation and related taxes are impacted by the company’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which is difficult to predict and subject to constant change. Accordingly, reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort. The actual amounts of these excluded items will have a significant impact on the company’s GAAP operating income (loss) and net income (loss) per diluted share.
About Barracuda Networks, Inc. (NYSE: CUDA)
Barracuda (NYSE: CUDA) simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications, and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployments. Barracuda's customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data security. For additional information, please visit barracuda.com.
Barracuda Networks, Barracuda and the Barracuda Networks logo are registered trademarks or trademarks of Barracuda Networks, Inc. in the US and other countries.
Contacts:
Investor Relations: Maria Riley; +1 415-217-7722; ir@barracuda.com
Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of November 30, 2016	As of February 29, 2016
Assets
Current assets:
Cash and cash equivalents	$121,113	$118,654
Marketable securities	73,220	36,394
Accounts receivable, net of allowance for doubtful accounts	39,555	36,520
Inventories, net	4,711	5,648
Deferred costs	32,076	31,943
Other current assets	12,501	12,450
Total current assets	283,176	241,609
Property and equipment, net	29,429	31,910
Deferred costs, non-current	26,475	27,019
Deferred income taxes, non-current	2,759	2,992
Other non-current assets	8,158	7,293
Intangible assets, net	33,904	39,386
Goodwill	69,817	69,595
Total assets	$453,718	$419,804
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$11,288	$15,939
Accrued payroll and related benefits	14,020	12,371
Other accrued liabilities	20,079	19,495
Deferred revenue	237,433	235,411
Note payable	4,184	268
Total current liabilities	287,004	283,484
Long-term liabilities:
Deferred revenue, non-current	163,867	157,363
Deferred income taxes, non-current	2,472	2,478
Note payable, non-current	—	4,115
Other long-term liabilities	5,332	4,462
Stockholders’ deficit:
Common stock	53	52
Additional paid-in capital	362,204	337,439
Accumulated other comprehensive loss	(5,088)	(4,509)
Accumulated deficit	(362,126)	(365,080)
Total stockholders’ deficit	(4,957)	(32,098)
Total liabilities and stockholders’ deficit	$453,718	$419,804

Barracuda Networks, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Revenue:
Appliance	$20,457	$21,655	$62,824	$67,625
Subscription	68,349	58,432	200,566	168,807
Total revenue	88,806	80,087	263,390	236,432
Cost of revenue	21,098	18,352	61,579	50,253
Gross profit	67,708	61,735	201,811	186,179
Operating expenses:
Research and development	18,627	18,629	56,280	54,131
Sales and marketing	33,368	36,218	96,842	104,820
General and administrative	10,217	14,872	31,958	36,340
Total operating expenses	62,212	69,719	185,080	195,291
Income (loss) from operations	5,496	(7,984)	16,731	(9,112)
Other income (expense), net	(2,374)	(395)	131	(866)
Income (loss) before income taxes	3,122	(8,379)	16,862	(9,978)
Benefit from (provision for) income taxes	(1,329)	6,793	(9,848)	2,321
Net income (loss)	$1,793	$(1,586)	$7,014	$(7,657)
Net income (loss) per share:
Basic	$0.03	$(0.03)	$0.13	$(0.14)
Diluted	$0.03	$(0.03)	$0.13	$(0.14)
Weighted-average shares used to compute net income (loss) per share:
Basic	52,457	53,268	52,336	53,178
Diluted	53,995	53,268	53,391	53,178

Barracuda Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Operating activities
Net income (loss)	$1,793	$(1,586)	$7,014	$(7,657)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and impairment expense	3,975	3,458	12,442	7,927
Stock-based compensation expense	9,217	7,706	25,050	21,416
Excess tax benefits from equity compensation plans	(1,232)	(130)	(2,023)	(3,390)
Deferred income taxes	(83)	(4,166)	391	(3,927)
Other	173	224	(555)	894
Changes in operating assets and liabilities:
Accounts receivable, net	(5,786)	1,070	(3,054)	(1,073)
Inventories, net	1,014	(539)	931	(1,664)
Income taxes, net	(460)	(3,136)	3,138	883
Deferred costs	227	787	567	(1,497)
Other assets	106	(866)	(469)	(1,799)
Accounts payable	1,790	(3,902)	(4,889)	(1,677)
Accrued payroll and related benefits	(228)	1,423	898	3,721
Other liabilities	116	3,727	(646)	3,780
Deferred revenue	4,460	1,182	8,916	17,934
Net cash provided by operating activities	15,082	5,252	47,711	33,871
Investing activities
Proceeds from the sale of marketable securities	1,236	2,025	11,530	9,202
Proceeds from the maturity of marketable securities	5,572	9,860	13,590	14,527
Purchases of marketable securities	(37,784)	(4,800)	(59,561)	(19,040)
Purchases of property and equipment	(1,296)	(2,057)	(4,265)	(5,500)
Purchases of intangible assets	(374)	—	(1,374)	—
Purchases of non-marketable investments	—	(1,050)	(636)	(1,400)
Business combinations, net of cash acquired	—	(56,113)	(243)	(56,862)
Net cash used in investing activities	(32,646)	(52,135)	(40,959)	(59,073)
Financing activities
Proceeds from issuance of common stock	2,556	412	7,425	4,712
Taxes paid related to net share settlement of equity awards	(3,459)	(1,943)	(6,003)	(5,969)
Repurchases of common stock	—	(8,000)	(7,241)	(8,000)
Employee loans extended, net of repayment	(120)	(4)	(122)	(2,488)
Excess tax benefits from equity compensation plans	1,232	130	2,023	3,390
Repayment of note payable	(67)	(96)	(200)	(221)
Other	—	(74)	—	(255)
Net cash provided by (used in) financing activities	142	(9,575)	(4,118)	(8,831)
Effect of exchange rate changes on cash and cash equivalents	(638)	(152)	(175)	(267)
Net increase (decrease) in cash and cash equivalents	(18,060)	(56,610)	2,459	(34,300)
Cash and cash equivalents at beginning of period	139,173	173,683	118,654	151,373
Cash and cash equivalents at end of period	$121,113	$117,073	$121,113	$117,073

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
GAAP cost of revenue	$21,098	$18,352	$61,579	$50,253
Amortization of intangible assets (1)	1,219	858	3,752	1,686
Depreciation expense (2)	1,467	1,380	4,644	3,512
Stock-based compensation expense (3)	323	286	959	752
Non-GAAP cost of revenue	$18,089	$15,828	$52,224	$44,303
GAAP sales and marketing expense	$33,368	$36,218	$96,842	$104,820
Amortization of intangible assets (1)	536	436	1,735	799
Depreciation expense (2)	74	160	182	229
Stock-based compensation expense (3)	2,211	1,812	6,002	5,001
Acquisition and other charges (4)	—	(24)	—	(317)
Non-GAAP sales and marketing expense	$30,547	$33,834	$88,923	$99,108
GAAP research and development expense	$18,627	$18,629	$56,280	$54,131
Depreciation expense (2)	126	215	417	544
Stock-based compensation expense (3)	3,737	2,271	8,809	6,106
Acquisition and other charges (4)	—	531	217	2,221
Non-GAAP research and development expense	$14,764	$15,612	$46,837	$45,260
GAAP general and administrative expense	$10,217	$14,872	$31,958	$36,340
Depreciation expense (2)	553	409	1,712	1,157
Stock-based compensation expense (3)	2,946	3,337	9,280	9,557
Acquisition and other charges (4)	166	4,220	750	4,523
Non-GAAP general and administrative expense	$6,552	$6,906	$20,216	$21,103
GAAP total expense	$83,310	$88,071	$246,659	$245,544
Amortization of intangible assets (1)	1,755	1,294	5,487	2,485
Depreciation expense (2)	2,220	2,164	6,955	5,442
Stock-based compensation expense (3)	9,217	7,706	25,050	21,416
Acquisition and other charges (4)	166	4,727	967	6,427
Non-GAAP total expense	$69,952	$72,180	$208,200	$209,774
Depreciation expense (2)	2,220	2,164	6,955	5,442
Non-GAAP total expense including depreciation	$72,172	$74,344	$215,155	$215,216

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands, except per share information)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
GAAP operating income (loss)	$5,496	$(7,984)	$16,731	$(9,112)
Amortization of intangible assets (1)	1,755	1,294	5,487	2,485
Stock-based compensation expense (3)	9,217	7,706	25,050	21,416
Acquisition and other charges (4)	166	4,727	967	6,427
Non-GAAP operating income	$16,634	$5,743	$48,235	$21,216
GAAP net income (loss)	$1,793	$(1,586)	$7,014	$(7,657)
Amortization of intangible assets (1)	1,755	1,294	5,487	2,485
Stock-based compensation expense (3)	9,217	7,706	25,050	21,416
Acquisition and other charges (4)	166	4,727	967	6,427
Income tax effect on non-GAAP exclusions (5)	(3,662)	(8,500)	(4,633)	(8,642)
Other expense (income) adjustments (6)	2,378	340	(96)	718
Non-GAAP net income	$11,647	$3,981	$33,789	$14,747
Non-GAAP diluted earnings per share (7)	$0.22	$0.07	$0.63	$0.27
Weighted-average shares used to compute diluted earnings per share	53,995	54,283	53,391	54,743

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses on disposal and impairment of such assets, that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(3)
Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of stock-based compensation expense allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

(4)
Acquisition and Other Charges. We exclude certain expense items resulting from acquisitions and other charges, which we believe are non-recurring, infrequent and/or unusual in nature, can vary significantly in amount and frequency and are unrelated to our ongoing operating performance. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) acquisition-related expenses for legal, accounting, and other professional fees, integration costs, fair value remeasurements of contingent consideration obligations and contingent consideration payments made under the terms of acquisition agreements, and (ii) other costs that are non-recurring, infrequent and/or unusual in nature, such as expenses incurred in connection with litigation, export compliance, intellectual property settlement and other matters.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other charges, and (iv) quarterly changes to the valuation allowance previously established.

(6)
Other Expense (Income) Adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments consist of realized gains and losses from the sale of marketable securities and foreign currency remeasurement gains and losses. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other income (expense), net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because these items can be inconsistent in amount and can vary from period to period.

(7)
Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
GAAP net income (loss)	$1,793	$(1,586)	$7,014	$(7,657)
Other expense (income), net	2,374	395	(131)	866
Provision for (benefit from) income taxes	1,329	(6,793)	9,848	(2,321)
Acquisition and other charges	166	4,727	967	6,427
Stock-based compensation expense	9,217	7,706	25,050	21,416
Amortization of intangible assets	1,755	1,294	5,487	2,485
Depreciation expense	2,220	2,164	6,955	5,442
Adjusted EBITDA (1)	$18,854	$7,907	$55,190	$26,658

(1)
Adjusted EBITDA. Beginning in the third quarter of fiscal 2017, we modified our reporting practices to comply with recent SEC interpretations on the use of non-GAAP measures. As a result, we have modified our historical presentation of adjusted EBITDA and will no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted EBITDA. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define adjusted EBITDA as net income (loss) plus non-cash and non-operating charges which include: (i) other expense (income), net, (ii) provision for (benefit from) income taxes, (iii) acquisition and other charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period.

In addition to adjusted EBITDA, we also monitor the changes in deferred revenue and associated deferred costs to facilitate a supplemental comparison of our performance from period to period as set forth in the table below (in thousands):

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Change in deferred revenue	$2,422	$1,782	$8,526	$18,755
Change in deferred costs	$280	$959	$411	$(1,319)

Barracuda Networks, Inc.
Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
GAAP cash flows from operating activities	$15,082	$5,252	$47,711	$33,871
Purchases of property and equipment	(1,296)	(2,057)	(4,265)	(5,500)
Free cash flow (1)	$13,786	$3,195	$43,446	$28,371

(1)
Free Cash Flow. Beginning in the third quarter of fiscal 2017, we modified our reporting practices to comply with recent SEC interpretations on the use of non-GAAP measures. As a result, we have modified our historical presentation of adjusted free cash flow and will no longer adjust free cash flow for the cash payment impact of acquisition and other charges. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define free cash flow as cash flows from operating activities less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business and funding ongoing operations.

Barracuda Networks, Inc.
Reconciliation of GAAP Revenue to Gross Billings
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
GAAP Revenue	$88,806	$80,087	$263,390	$236,432
Total deferred revenue, end of period	401,300	391,617	401,300	391,617
Less: total deferred revenue, beginning of period	(398,878)	(389,835)	(392,774)	(372,862)
Deferred revenue adjustments	9,171	7,139	26,982	26,540
Total change in deferred revenue and adjustments	11,593	8,921	35,508	45,295
Gross billings (1)(2)	$100,399	$89,008	$298,898	$281,727

(1)
Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. We believe that gross billings provide insight into the sales of our solutions and performance of our business. The deferred revenue balances for the prior fiscal year's comparable periods exclude amounts related to the deferred revenue assumed in connection with our acquisition of C2C Systems Limited, which closed in the second quarter of fiscal 2015.

(2)
In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the rates in effect at November 30, 2015, which was the last day of our prior fiscal year’s comparable quarter, were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.